Exhibit 99.1

For release: March 17, 2008

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports 23.7% Increase in Net Income

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC; AMEX: NHC.PR.A), a publicly traded long-term health care company, today announced net income for the year ended Dec. 31, 2007 of $45,449,000 or $3.47 per share basic compared to $36,740,000 or $2.99 per share basic for the year ended Dec. 31, 2006, an increase of 23.7% and 16.0%, respectively.

For the three months ended Dec. 31, 2007 net income was $13,391,000 compared to $11,686,000 in 2006, a 14.6% increase. Earnings per basic share were 91 cents compared to 95 cents last year. The current period basic earnings per share were approximately 14 cents less due to the dividends on the preferred stock that we issued as consideration in the merger with National Health Realty, Inc. (“NHR”).  Revenues for the three months ended Dec. 31, 2007 totaled $153,858,000 compared to $141,570,000 for the last three months of 2006.  Revenues in 2007 were $598,034,000 compared to $562,958,000 in 2006.

Highlights in 2007 include the merger with National Health Realty, Inc. which added $305,935,000 of real property to our fixed assets and the completion of a $75,000,000 Revolving Credit Agreement which will help fund further growth strategies.  Our net income for 2007 includes $6,665,000 of gains on the sale of assets, $6,000,000 recognition of deferred gain – National and an $8,143,000 recovery of notes receivable.

NHC operates for itself and third parties 74 long-term health care centers with 9,262 beds. NHC also operates 32 homecare programs, six independent living centers and 22 assisted living centers. NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice, rehabilitative services and accounting and financial services. Additional information including the company's most recent press releases may be obtained on NHC's Web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Revenues:	2007	2006	2007	2006
Net patient revenues	$ 138,116	$ 125,726	$ 539,758	$ 501,705
Other revenues	15,742	15,844	58,276	61,253
Net revenues	153,858	141,570	598,034	562,958

Costs and Expenses:
Salaries, wages and benefits	82,192	79,023	326,445	302,862
Other operating	51,896	36,589	175,649	157,664
Recovery of notes receivable	(7,376)	-	(13,571)	(7,309)
Recognition of deferred gain - National	(10,000)	-	(10,000)	-
Gain on sale of assets	(323)	-	(11,108)	-
Rent	8,661	9,502	40,205	40,310
Depreciation and amortization	5,532	3,700	17,008	14,172
Interest	321	219	1,172	980
Total costs and expenses	130,903	129,033	525,800	508,679

Income Before Income Taxes	22,955	12,537	72,234	54,279
Income Tax Provision	(9,564)	(851)	(26,785)	(17,539)

Net Income	13,391	11,686	45,449	36,740

Dividends to Preferred Shareholders	(1,831)	-	(1,831)	-

Net income available to common shareholders	$ 11,560	$ 11,686	$ 43,618	$ 36,740

Earnings Per Share:
Basic	$ 0.91	$ 0.95	$ 3.47	$ 2.99
Diluted	$ 0.89	$ 0.91	$ 3.36	$ 2.85

Weighted average common shares outstanding
Basic	12,645,663	12,330,732	12,562,347	12,294,730
Diluted	13,006,119	12,808,156	12,993,930	12,886,171

Balance Sheet Data
(in thousands)	Dec. 31	Dec. 31
	2007	2006
Cash and marketable securities	$ 167,779	$ 219,246
Current assets	246,014	290,611
Total assets	698,408	471,477
Current liabilities	188,825	168,548
Long-term obligations	33,790	21,967
Deferred lease credit	4,847	6,058
Deferred revenue	15,238	25,762
Shareholders' equity	455,708	249,142

Selected Operating Statistics

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
Per Diems:
Medicare	$ 369.45	$ 353.28	$ 354.87	$ 330.74
Medicaid	147.88	139.38	143.15	136.56
Private Pay and Other	204.55	192.55	202.86	192.12

Patient Days:
Medicare	95,590	94,809	392,190	371,415
Medicaid	278,278	285,973	1,109,442	1,147,582
Private Pay and Other	166,051	154,695	637,739	582,513
	539,919	535,477	2,139,371	2,101,510

Average Per Diem	$ 204.53	$ 192.61	$ 199.76	$ 186.28